Exhibit 5.1
McGuireWoods LLP
1345 Avenue of the Americas
New York, NY 10105-0106

July 11, 2006

Board of Directors
InfoSearch Media, Inc.
4086 Del Rey Avenue
Marina Del Rey, CA 90292

Ladies and Gentlemen:

We are acting as counsel to InfoSearch Media, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form SB-2/A (the “Registration Statement”). The Registration Statement relates to the offer and sale by the selling stockholders identified in the Registration Statement of up to 12,539,061 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-B promulgated under the Act.

In reaching the opinions stated in this letter, we have reviewed originals or copies of the Registration Statement, the Certificate of Incorporation, the Bylaws of the Company, the Board of Directors resolutions authorizing the issuance of the Common Stock and the creation of the Financing Committee, the Financing Committee resolutions authorizing the issuance of the Common Stock and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that: (i) 8,359,375 shares of Common Stock outstanding on the date hereof that are being registered for resale by the selling stockholders are duly authorized, validly issued, fully paid and non-assessable; and (ii) 4,179,686 shares of Common Stock issuable upon the exercise of warrants, which shares are being registered for resale by the selling stockholders, when issued in accordance with the respective warrants, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinion expressed above is limited to the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

This opinion is furnished only for your benefit and may not be relied upon by any other person or entity, nor may copies be delivered or disclosed to any other person or entity, without our prior written consent.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP